Exhibit 3.1
CERTIFICATE OF DESIGNATIONS
of
POLYMEDIX, INC.
SERIES 2008 CONVERTIBLE PREFERRED STOCK
     POLYMEDIX, INC., a Delaware corporation (the “Corporation”), pursuant to Section 151 of the Delaware General Corporation Law, does hereby make this Certificate of Designations (the “Designations”) and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by Article FOURTH of the Amended and Restated Certificate of Incorporation, as amended, of the Corporation (the “Certificate”), which authorizes the issuance of 10,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”), in one or more series, the Board duly adopted the following resolution, which resolution remains in full force and effect as of the date hereof:
     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of Article FOURTH of the Amended and Restated Certificate of Incorporation, as amended, of the Corporation, the Board of Directors hereby creates and designates a series of preferred stock, par value $0.001 per share, of the Corporation and authorizes the issuance thereof, and hereby fixes the designation and amount thereof and the powers, preferences, and relative rights thereof as follows:
     1. Designation; Number of Shares. The designation of said series of the Preferred Stock shall be “Series 2008 Convertible Preferred Stock” (the “Series 2008 Preferred Stock”). The number of shares of Series 2008 Preferred Stock shall be limited to 2,000,000.
     2. Dividends.
          (a) If at any time while the Series 2008 Preferred Stock is outstanding, the Corporation shall pay, make or issue a dividend or other distribution with respect to the holders of the Corporation’s common stock, $0.001 par value per share (the “Common Stock”) payable in cash, securities of the Corporation (other than shares of Common Stock issued pursuant to an event described in Subsection 5(e)(i)), or other assets, then, and in each such event, the holders of Series 2008 Preferred Stock shall receive, at the same time such distribution is made with respect to such Common Stock, the cash, securities or such other assets of the Corporation which such holders would have received on an As-Converted Basis (as defined below) immediately prior to distribution, in the manner hereinafter set forth. “As-Converted Basis” means, as of the time of determination, that number of shares of Common Stock which a holder of Series 2008 Preferred Stock would hold if all shares of Series 2008 Preferred Stock held by such holder were converted into shares of Common Stock pursuant to Section 5 hereof (regardless of the number of shares of Common Stock that the Corporation is then authorized to issue) at the then applicable Conversion Value (as defined below) regardless of whether such shares of Common Stock are then authorized for issuance.

          (b) The amount of any dividends or other distributions payable, made or issued pursuant to this Section 2 shall be subject to appropriate adjustment pursuant to Subsection 5(e)(i) whenever there shall occur a stock split, combination, reclassification, recapitalization or other similar event involving or affecting a change in the Corporation’s capital structure to provide to the holders of Series 2008 Preferred Stock the same economic return as they would have received in the absence of such event.
     3. Voting Rights. Except as otherwise provided herein or as provided by law, the holders of the Series 2008 Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of holders of the Common Stock, and shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Corporation, as amended (the “Bylaws”), and shall be entitled to vote, with respect to any question upon which holders of Common Stock are entitled to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock as one class. Each holder of shares of Series 2008 Preferred Stock shall be entitled to vote on an As-Converted Basis, determined on the record date for the taking of a vote, or if no record date is established, at the day prior to the date such vote is taken or any written consent of stockholders is first executed. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series 2008 Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).
          (a) Rights on Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (any such event being hereinafter referred to as a “Liquidation”), after payment or provision for payment of debts and other liabilities of the Corporation, the holders of Series 2008 Preferred Stock shall be entitled to participate on a pro rata basis with the holders of Common Stock in the distribution of the remaining net distributable proceeds from the Liquidation and receive the amount the holders of Series 2008 Preferred Stock would have received on an As-Converted Basis, subject to but immediately prior to such Liquidation.
     4. Actions Requiring the Consent of Holders of Series 2008 Preferred Stock.
          (a) As long as at least 33% of the shares of Series 2008 Preferred Stock issued pursuant to the Securities Purchase Agreements, by and between the Corporation and those accredited investors party thereto (the “Purchase Agreements”), each dated on or about the date hereof, copies of which are available upon written request by a stockholder to the Secretary of the Corporation, are outstanding, the consent of the holders of at least 33% of the shares of Series 2008 Preferred Stock at the time outstanding (provided at least two holders of the shares of Series 2008 Preferred Stock at the time outstanding agree in such requisite vote), given in accordance with the Certificate and the Bylaws, shall be necessary for effecting or validating any of the following transactions or acts, whether by merger, consolidation or otherwise, any amendment, alteration or repeal of any of the provisions of these Designations in a manner that will adversely affect the rights of the holders of the Series 2008 Preferred Stock; provided, however, that no such consent shall be required for the Corporation to amend the Certificate to increase the Corporation’s shares of Common Stock or undesignated Preferred Stock; and

          (b) The above-listed actions by the Corporation will no longer require a vote of the holders of Series 2008 Preferred Stock after the Conversion Date.
     5. Conversion.
          (a) Mandatory Conversion. Immediately upon the effectiveness of an amendment to the Certificate to increase the number of shares of Common Stock authorized for issuance by the Corporation under the Certificate to an amount sufficient to cover the issuance of shares of Common Stock upon conversion of the Series 2008 Preferred Stock and the issuance of shares of Common Stock upon the exercise of all of the Corporation’s Series B Warrants to Purchase Capital Stock (the “Conversion Date”), each outstanding share of Series 2008 Preferred Stock, if any, shall, without any action on the part of the holder thereof or the Corporation, be converted automatically into such number of fully paid and non-assessable shares of Common Stock as is determined by multiplying (i) 10 by (ii) the result of (A) $0.70 divided by (B) the Conversion Value then in effect for the Series 2008 Preferred Stock. Such conversion shall be automatic, without need for any further action by the holders of shares of Series 2008 Preferred Stock and regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series 2008 Preferred Stock so converted are surrendered to the Corporation in accordance with the procedures described in Subsection 5(c) below. Upon the conversion of the Series 2008 Preferred Stock pursuant to this Subsection 5(a), the Corporation shall promptly send written notice thereof, in accordance with Section 9 below, to each holder of record of Series 2008 Preferred Stock at his, her or its address then shown on the records of the Corporation, which notice shall state that certificates evidencing shares of Series 2008 Preferred Stock must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable) in the manner described in Subsection 5(c) below.
          (b) No Other Conversion Rights. A holder of Series 2008 Preferred Stock shall have no conversion right other than as set forth in Subsection 5(a).
          (c) Mechanics of Conversion.
               (i) Before any holder of Series 2008 Preferred Stock shall be entitled to receive certificates representing the shares of Common Stock into which shares of Series 2008 Preferred Stock are converted in accordance with Subsection 5(a) above, such holder shall surrender the certificate or certificates for such shares of Series 2008 Preferred Stock duly endorsed at (or in the case of any lost, mislaid, stolen or destroyed certificate(s) for such shares, deliver an affidavit as to the loss of such certificate(s), in such form as the Corporation may reasonably require, to) the office of the Corporation or of any transfer agent for the Series 2008 Preferred Stock, and shall give written notice (the “Surrender Notice”) to the Corporation at such office of the name or names (with addresses and tax identification or social security numbers) in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, if different from the name shown on the books and records of the Corporation. Said Surrender Notice shall also contain such representations as may reasonably be required by the Corporation to the effect that the shares to be received upon conversion are not being acquired and will not be transferred in any way that might violate the then applicable securities laws. All certificates issued upon the exercise or occurrence of the conversion may contain a legend governing restrictions upon such shares imposed by law or agreement of the holder or his, her, or its predecessors. Such conversion shall be deemed to have been effected as of the close of business on the Conversion Date, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the holder or holders of record of such shares of Common Stock as of the close of business on the Conversion Date.
               (ii) The Corporation shall issue certificates representing the shares of Common Stock to be received by a holder of Series 2008 Preferred Stock upon conversion of the Series 2008 Preferred Stock (the “Conversion Shares”) and shall transmit the certificates by messenger or reputable overnight delivery service to reach the address designated by such holder, as promptly as practicable after the receipt by the Corporation of such holders’ Surrender Notice.
          (d) Conversion Value. The initial conversion value for the Series 2008 Preferred Stock shall be $0.70, such value to be subject to adjustment in accordance with the provisions of this Section 5. Such conversion value in effect from time to time, as adjusted pursuant to this Section 5, is referred to herein as the “Conversion Value”. All of the remaining provisions of this Section 5 shall apply separately to each Conversion Value in effect from time to time with respect to Series 2008 Preferred Stock.
          (e) Adjustment of Conversion Value and Conversion Shares.
               (i) If at any time while the Series 2008 Preferred Stock is outstanding, the Corporation shall:
                    (1) cause the holders of its Common Stock to be entitled to receive a dividend, payable in, or other distribution of, additional shares of Common Stock,
                    (2) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or
                    (3) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such case the Conversion Value shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (1) of this Subsection 5(e)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clauses (2) or (3) of this Subsection 5(e)(i) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that a Conversion Value is calculated hereunder, then the calculation of such Conversion Value shall be adjusted appropriately to reflect such event.

               (ii) In the event of changes in the outstanding Common Stock of the Corporation by reason of recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, consolidation, acquisition of the Corporation (whether through merger or acquisition of substantially all the assets or stock of the Corporation), or the like, the number, class and type of shares available upon conversion of the Series 2008 Preferred Stock in the aggregate and the Conversion Value shall be correspondingly adjusted to give each holder of Series 2008 Preferred Stock the total number, class, and type of shares or other property as such holder would have owned on an As-Converted Basis prior to the event and had such holder continued to hold such shares until the event requiring adjustment.
     6. Other Provisions Applicable to Adjustments. The following provisions shall be applicable to the making of adjustments of the number of shares of Common Stock into which the Series 2008 Preferred Stock is convertible and the current Conversion Value provided for in Section 5:
          (a) When Adjustments to be Made. The adjustments required by Section 5 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that any adjustment to the Conversion Value that would otherwise be required may be postponed (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in Subsection 5(e)) up to, but not beyond the Conversion Date if such adjustment either by itself or with other adjustments not previously made adds or subtracts less than 1% of the shares of Common Stock into which the Series 2008 Preferred Stock is convertible immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by Section 5 and not previously made, would result in a minimum adjustment at or on the Conversion Date. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.
          (b) Fractional Interests. In computing adjustments under Section 5, fractional interests in Common Stock shall be rounded to the nearest whole number (with one-half being rounded upward).
     7. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Value, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series 2008 Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Value at the time in effect for the Series 2008 Preferred Stock and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series 2008 Preferred Stock owned by such holder.
     8. Cancellation of Series 2008 Preferred Stock.

          (a) Any shares of Series 2008 Preferred Stock that are acquired by the Corporation by repurchase or otherwise, or are converted shall be cancelled.
          (b) Any shares of Series 2008 Preferred Stock cancelled pursuant to Subsection 8(a) and any authorized shares of Series 2008 Preferred Stock that are not converted pursuant to Subsection 5(a) shall be returned to the status of authorized but unissued shares of undesignated Preferred Stock. Upon the cancellation and/or return to undesignated status of all authorized shares of Series 2008 Preferred Stock in the foregoing manner, these Designations shall terminate and have no further force and effect.
     9. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (a) if within the United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, by facsimile or e-mail, or (b) if delivered from outside the United States, by international express courier, facsimile or e-mail, and shall be deemed given (i) if delivered by first-class registered or certified mail, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed, (iv) if delivered by facsimile or e-mail, upon electronic confirmation of receipt and shall be delivered as addressed as follows:
(a)	if to the Company, to:
PolyMedix, Inc.
170 N. Radnor-Chester Road, Suite 300
Radnor, PA 19312
Facsimile: (484) 598-2333
Email: esmith@polymedix.com
Attn: Edward F. Smith, Chief Financial Officer
(b)	if to a holder of Series 2008 Preferred Stock, to the address, facsimile number or email address appearing on the Corporation’s stockholder records or, in either case, to such other address, facsimile number or email address as the Corporation or a holder of Series 2008 Preferred Stock may provide to the other in accordance with this Section.
     10. Stock Transfer Taxes. The issue of stock certificates upon conversion of the Series 2008 Preferred Stock shall be made without charge to the converting holder for any transfer tax in respect of such issue; provided, however, that the Corporation shall be entitled to withhold any applicable withholding taxes with respect to such issue, if any. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares in any name other than that of the holder of any of the Series 2008 Preferred Stock converted, and the Corporation shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

[signature page follows]

          IN WITNESS WHEREOF, the undersigned being a duly authorized officer of the Corporation, does file these Designations, hereby declaring and certifying that the facts stated herein are true and accordingly has hereunto set his hand this      th day of                                  , 2008.
POLYMEDIX, INC.

By:	/s/ Edward F. Smith
Name:	Edward F. Smith
Title:	Chief Financial Officer